Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
REPORTS 2017 FOURTH QUARTER AND FULL-YEAR RESULTS

New York, NY - February 28, 2018 - Town Sports International Holdings, Inc. (“TSI”) (NASDAQ: CLUB) today reported results for the fourth quarter and full-year of 2017.
TSI’s earnings for the fourth quarter and full-year of 2017 are summarized below. To become fully apprised of our results, shareholders are urged to read our Form 10-K for the full-year ended December 31, 2017 posted at https://www.townsportsinternational.com. The limited information that follows in this press release is not adequate for making informed investment decisions. The unaudited condensed consolidated Statements of Operations are included below.
Dollar amounts in this release are in thousands, except for share and per share amounts. Amounts are unaudited.
Condensed Consolidated Statements of Operations

	Fourth Quarter		Full-Year
	2017	2016	2017	2016
Revenues:
Club operations	$104,081	$94,502	$397,166	$390,560
Fees and other	1,247	1,605	5,876	6,361
	105,328	96,107	403,042	396,921
Operating Expenses:
Payroll and related	34,097	33,827	145,612	149,029
Club operating	45,174	44,739	180,467	185,104
General and administrative	5,601	5,486	22,680	24,702
Depreciation and amortization	10,650	10,630	40,849	43,727
Impairment of fixed assets	—	—	6,497	742
	95,522	94,682	396,105	403,304
Operating income (loss)	9,806	1,425	6,937	(6,383)
Gain on extinguishment of debt	—	—	—	(37,893)
Interest expense	3,210	3,194	12,665	13,940
Interest income	(42)	—	(78)	(2)
Equity in the earnings of investees and rental income	(116)	(41)	(333)	(242)
Income (loss) before (benefit) provision for corporate income taxes	6,754	(1,728)	(5,317)	17,814
(Benefit) provision for corporate income taxes	(14,236)	(1,469)	(9,686)	9,771
Net income (loss)	$20,990	$(259)	$4,369	$8,043
Earnings (loss) per share:
Basic	$0.78	$(0.01)	$0.16	$0.31
Diluted	$0.76	$(0.01)	$0.16	$0.31
Weighted average number of shares used in calculating earnings (loss) per share:
Basic	26,825,605	25,809,667	26,703,577	25,568,371
Diluted	27,462,712	25,809,667	27,422,833	26,074,735

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Fourth Quarter		Full-Year
	2017	2016	2017	2016
Net income (loss)	$20,990	$(259)	$4,369	$8,043
Interest expense, net of interest income	3,168	3,194	12,587	13,938
(Benefit) provision for corporate income taxes	(14,236)	(1,469)	(9,686)	9,771
Depreciation and amortization	10,650	10,630	40,849	43,727
EBITDA	20,572	12,096	48,119	75,479
Impairment of fixed assets	—	—	6,497	742
Gain on extinguishment of debt	—	—	—	(37,893)
Personal training revenue recognized for unused and expired sessions	(3,557)	—	(3,557)	—
Separation expense related to headcount reductions and former executive officers	606	107	1,433	2,042
Net costs related to closing clubs and other cost-savings initiatives, net of landlord recovery and other	(848)	129	(711)	513
Adjusted EBITDA	$16,773	$12,332	$51,781	$40,883
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is TSI’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, gain on extinguishment of debt, personal training revenue recognized for unused and expired sessions, separation expense related to headcount reductions and former executive officers, and net costs related to closing clubs and other cost-savings initiatives, net of landlord recovery and other. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
Investors or prospective investors in TSI regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which TSI’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
Adjusted EBITDA has similar uses and limitations as EBITDA. We have excluded additional items in the calculation of Adjusted EBITDA because management believes that this metric is useful in making period to period comparisons of our performance. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, potential club closures, results of cost-savings initiatives, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “may,” “should,” or the negative version of these words or other comparable words. Forward-looking statements speak only as of the date when made, and TSI undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.
Town Sports International Holdings, Inc. is a diversified holding company with subsidiaries engaged in a number of business and investment activities. The Company’s largest operating subsidiary has been involved in the fitness industry since 1973 and has grown to become one of the largest owners and operators of fitness clubs in the Northeast region of the United States. TSI’s corporate structure provides flexibility to make investments across a broad spectrum of industries in order to create long-term value for shareholders.
Until further notice, TSI will not be hosting conference calls to discuss quarterly results. TSI intends to continue to issue press releases reporting quarterly earnings.
Investor Contact:
(917) 765-9974
Investor.relations@town-sports.com